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Exhibit 99.4

PRO FORMA FINANCIAL DATA

Celldex and CuraGen Unaudited Pro Forma Condensed Combined Financial Statements

        The following unaudited pro forma condensed combined financial statements give effect to the merger of Celldex and CuraGen in a transaction to be accounted for under the acquisition method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations (Revised) ("SFAS 141(R)"), with Celldex treated as the acquirer and surviving legal entity in the transaction. The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of Celldex and CuraGen as of June 30, 2009, and has been prepared to reflect the merger of Celldex and CuraGen as of June 30, 2009. The unaudited pro forma condensed combined statements of operations are based on the individual historical consolidated statements of operations of Celldex and CuraGen and combine the results of operations of Celldex and CuraGen for the year ended December 31, 2008 and the six months ended June 30, 2009, giving effect to the merger as if it occurred on January 1, 2008 for both pro forma statements of operations, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Celldex allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to Celldex's or CuraGen's business, including results from ongoing clinical trials, the assumptions and estimates herein could change significantly. The allocation is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the merger, final valuations will be performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation. Furthermore, the parties expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies, except for the CuraGen severance obligation described below. The unaudited pro forma condensed combined financial statements should be read in conjunction with:

  •
  Celldex's audited consolidated financial statements including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Celldex's Annual Report on Form 10-K for the year ended December 31, 2008 and Celldex's unaudited interim financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Celldex's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009; and

  •
  CuraGen's audited consolidated financial statements, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendment No. 1 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on April 30, 2009 and Amendment No. 2 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on June 19, 2009, and CuraGen's unaudited interim financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CuraGen's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009 and CuraGen's Current Report on Form 8-K filed with the SEC on June 18, 2009 regarding the adoption of FASB Staff Position EITF 03-6-1.

  UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

  As of June 30, 2009

  (Amounts in thousands)

	Celldex	CuraGen	Pro Forma Adjustments	Note Reference	Pro Forma Combined
ASSETS:
Current Assets:
Cash and Cash Equivalents	$31,633	$56,738	$(3,100)	I	$85,271
Short-Term Investments	—	6,016	—		6,016
Marketable Securities	—	13,286	—		13,286
Accounts and Other Receivables	1,013	122	—		1,135
Prepaid and Other Current Assets	863	446	—		1,309

Total Current Assets	33,509	76,608	(3,100)		107,017

Property and Equipment, Net	12,551	58	—		12,609
Intangible Assets, Net	2,036	—	25,300	E	27,336
Other Assets	6,316	200	(115)	C	6,401
Goodwill	—	—	9,185	J	9,185

Total Assets	$54,412	$76,866	$31,270		$162,548

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts Payable	$1,375	$189	$—		$1,564
Accrued Expenses	3,024	2,666	4,097	K	9,787
Payable Due Medarex	2,957	—	—		2,957
Current Portion of Deferred Revenue	5,279	—	—		5,279
Current Portion of Long-Term Liabilities	221	—	—		221

Total Current Liabilities	12,856	2,855	4,097		19,808

Deferred Revenue	36,227	—	—		36,227
Other Long-Term Liabilities	1,026	—	—		1,026
Convertible Subordinated Debt	—	14,142	(2,121)	B	12,021

Total Liabilities	50,109	16,997	1,976		69,082

Stockholders' Equity:
Convertible Preferred Stock	—	—	—		—
Common Stock(1)	16	572	(572)	F
			12	A	28
Additional Paid-In Capital	139,253	527,982	(527,982)	F
			96,348	A	235,601
Accumulated Other Comprehensive Income	2,591	305	(305)	F	2,591
Accumulated Deficit	(137,557)	(468,990)	468,990	F
			(4,097)	K
			(3,100)	I	(144,754)

Total Stockholders' Equity	4,303	59,869	29,294		93,466

Total Liabilities and Stockholders' Equity	$54,412	$76,866	$31,270		$162,548

(1)
For purposes of preparing the pro forma condensed combined financial statements, Celldex estimated a purchase price of $93,500,000 and used the closing price for Celldex common stock on July 31, 2009 of $7.60 per share. Based on those assumptions, the combined number of shares outstanding at closing would be 28,180,624.

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2009

(Amounts in thousands, except per share amounts)

	Celldex	CuraGen	Pro Forma Adjustments	Note Reference	Pro Forma Combined
REVENUE:
Product Development and Licensing Agreements	$2,999	$—	$—		$2,999
Contracts and Grants	139	—	—		139
Product Royalties	3,279	—	—		3,279

Total Revenue	6,417	—	—		6,417

OPERATING EXPENSE:
Research and Development	16,488	3,497	—		19,985
Other Operating Expense	6,438	4,830	(2,319)	I
			458	E	9,407

Total Operating Expense	22,926	8,327	(1,861)		29,392

Operating Loss	(16,509)	(8,327)	1,861		(22,975)
Investment and Other Income, Net	101	345	(339)	D
			35	C	142
Realized Gain on Sale of Available-for-Sale Investments, net	—	83	—		83
Gain on Extinguishment of Debt	—	962	—		962

Loss Before Income Tax Benefit	(16,408)	(6,937)	1,557		(21,788)
Income Tax Benefit	—	740	—	H	740

Net Loss	$(16,408)	$(6,197)	$1,557		$(21,048)

Basic and Diluted Net Loss Per Common Share	$(1.04)				$(0.77)

Shares Used in Calculating Basic and Diluted Net Loss Per Share	15,826	57,027	(45,471)	G	27,382

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2008

(Amounts in thousands, except per share amounts)

	Celldex	CuraGen	Pro Forma Adjustments	Note Reference	Pro Forma Combined
REVENUE:
Product Development and Licensing Agreements	$3,716	$1,174	$—		$4,890
Contracts and Grants	533	—	—		533
Product Royalties	3,206	—	—		3,206

Total Revenue	7,455	1,174	—		8,629

OPERATING EXPENSE:
Research and Development	26,347	15,076	485	K	41,908
Other Operating Expense	29,864	5,680	915	E	36,459

Total Operating Expense	56,211	20,756	1,400		78,367

Gain on Sale of Intangible Asset	—	36,397	—		36,397

Operating (Loss) Income	(48,756)	16,815	(1,400)		(33,341)
Investment and Other Income, Net	1,255	1,669	(679)	D
			63	C	2,308
Realized Loss on Sale of Available-for-Sale Investments, net	—	(372)	—		(372)
Gain on Extinguishment of Debt	—	6,991	—		6,991

(Loss) Income Before Income Tax Provision	(47,501)	25,103	(2,016)		(24,414)
Income Tax Provision	—	(322)	—	H	(322)

Net (Loss) Income	$(47,501)	$24,781	$(2,016)		$(24,736)

Basic and Diluted Net Loss Per Common Share	$(3.34)				$(0.96)

Shares Used in Calculating:
Basic Net Loss Per Share	14,217	56,738	(45,241)	G	25,714

Diluted Net Income Per Share	14,217	60,642	(34,928)	G	25,714

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

        On May 28, 2009, Celldex and CuraGen signed an Agreement and Plan of Merger under which a wholly owned subsidiary of Celldex will merge with and into CuraGen in a transaction to be accounted for under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America, with Celldex treated as the accounting acquirer. Under the acquisition method of accounting, all of CuraGen's assets acquired and liabilities assumed in the transaction will be recorded by Celldex at their acquisition date fair values while transaction costs associated with the transaction are expensed as incurred. The transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Under the terms of the merger agreement, each share of CuraGen common stock outstanding at the closing of the merger will be exchanged for shares of Celldex common stock at an exchange ratio (the "Common Stock Exchange Ratio") determined as set forth in the merger agreement, plus cash in lieu of a fractional share of Celldex Common Stock. In addition, each option to purchase CuraGen common stock issued under the 2007 Stock Plan that is outstanding on the closing date ("CuraGen 2007 Options") will be assumed by Celldex and will thereafter constitute an option to acquire the number of shares of Celldex common stock determined by multiplying the number of shares of CuraGen common stock subject to the option immediately prior to the merger by the Common Stock Exchange Ratio, rounded down to the nearest whole share, with an exercise price equal to the exercise price of the assumed CuraGen option divided by the Common Stock Exchange Ratio, rounded up to the nearest whole cent. Each of these assumed options will be subject to the same terms and conditions that were in effect for the related CuraGen options. The merger is subject to certain closing conditions, including approval by Celldex and CuraGen stockholders.

2.     CALCULATION OF ESTIMATED CONSIDERATION TRANSFERRED

        A preliminary estimate of the consideration transferred is as follows (table in thousands):

Fair value of Celldex shares issued ("Purchase Price" as defined in the merger agreement)	$93,500
Fair value of CuraGen 2007 Options assumed	2,860

Total estimated consideration transferred	$96,360

        The fair value of the Celldex shares used in determining the purchase price was $7.60 per share based on the closing price for Celldex common stock on July 31, 2009. In accordance with SFAS 141(R), the fair value of the Celldex shares issued as part of the consideration transferred will be measured using the market price of Celldex common stock on the closing date.

        SFAS 141(R) requires that the fair value of replacement awards attributable to precombination service be included in the consideration transferred. Approximately 97% of the CuraGen 2007 Options immediately vest upon change of control and 100% of the CuraGen 2007 Options immediately vest upon the employment termination of the option holder as a result of a change of control. On July 20, 2009, in accordance with Section 7.9(a) of the Merger Agreement, Celldex provided notice (which we refer to as the employment notice) to CuraGen of its intent to make offers of employment to five of CuraGen's employees (none of whom were officers of CuraGen). For purposes of preparing the pro forma condensed combined financial statements, Celldex has assumed that all CuraGen employees will be terminated, except those CuraGen employees who have received the employment notice from Celldex as discussed below under CuraGen Severance Obligations, and that all CuraGen 2007 Options will immediately vest at the effective time of the merger. The fair value of the CuraGen 2007 Options has been attributed to precombination service and included in the consideration transferred.

3.     PRELIMINARY ALLOCATION OF CONSIDERATION TRANSFERRED TO NET ASSETS ACQUIRED

        The estimated consideration transferred has been allocated to the acquired tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of June 30, 2009 (table in thousands):

Cash and cash equivalents	$56,738
Short-term investments	6,016
Marketable securities	13,286
Identifiable intangible assets	25,300
Other current and long-term assets	711
CuraGen severance obligations	4,097
Goodwill	9,185
Assumed convertible subordinated debt	(12,021)
Assumed liabilities	(6,952)

Total	$96,360

        The allocation of consideration transferred is preliminary and the final determination will be based on (i) the fair values of assets acquired, including the fair values of in-process research and development and other identifiable intangibles, (ii) the fair values of liabilities assumed, and (iii) the fair value of common stock issued, as of the date that the merger is consummated. The excess of consideration transferred over the fair value of assets and liabilities acquired is allocated to goodwill. The allocation of consideration transferred will remain preliminary until Celldex completes a final valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable after consummation of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

  Identifiable Intangible Assets

        The amount allocated to identifiable intangible assets has been attributed to the following categories (table in thousands):

In-process research and development	$8,900
Amgen Amendment	16,400

Total	$25,300

        The estimated fair value attributed to in-process research and development ("IPR&D") intangible assets represents an estimate of the fair value of purchased in-process technology for CuraGen's research programs that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. Only those research programs that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable likelihood of technical success existed were included in the estimated fair value. Accordingly, the IPR&D programs primarily represent the estimated fair value of CuraGen's CR011 programs. The estimated fair value of the IPR&D programs was determined based on estimates of expected future net cash flows. These expected future net cash flows included estimates for revenue and associated costs for the IPR&D programs based on (i) relevant industry factors, (ii) current and expected trends in the product development life cycle, (iii) the ability to engage a strategic partner, (iv) the ability to obtain regulatory approval, and (v) the ability to manufacture and commercialize the products. The probability-adjusted future net cash flows which reflect the different stages of development of each program are then present valued utilizing an estimate of the appropriate discount rate which is consistent with the uncertainties of the cash flows utilized. Finally, the expected future net cash flows were calculated assuming the Amgen Amendment (defined below) was not entered into because the fair value attributable to the Amgen Amendment is separated from the fair value of the IPR&D programs. At the time of the preparation of the unaudited pro forma condensed combined financial statements, Celldex does not have complete information as to the amount, timing and risk of the net cash flows. For purposes of preparing the unaudited pro forma condensed combined financial statements, Celldex used publicly available information, market participant assumptions, CuraGen's existing cost and development assumptions, and certain other high-level assumptions.

        Celldex will periodically evaluate these IPR&D indefinite-life intangible assets. If a project is completed, the carrying value of the related intangible asset will be amortized over the remaining estimated life of the asset beginning in the period in which the project is completed. If a project becomes impaired or is abandoned, the carrying value of the related intangible asset will be written down to its fair value and an impairment charge will be taken in the period in which the impairment occurs. These intangible assets will be tested for impairment on an annual basis, or earlier if impairment indicators are present.

        The estimated fair value attributed to the May 2009 amendment to the CuraGen and Amgen (successor in-interest to Abgenix) license agreement relates to CuraGen's exclusive rights to develop and commercialize CR011 and 11 other licensed antigens ("Amgen Amendment"). Under the Amgen Amendment, CuraGen and Amgen agreed to modify the terms of their existing cross-license of antigens whereby the amended license would be fully paid-up and royalty-free (except for any potentially required payments by CuraGen to the original licensor of CR011). The estimated fair value of the Amgen Amendment was based on the increase in expected future net cash flows for the IPR&D programs related to CR011 after the Amgen Amendment was entered into as compared to the expected future net cash flows if the Amgen Amendment was not entered into. The estimated fair value attributed to the Amgen Amendment will be amortized over its estimated useful life of approximately 16 years on a straight-line basis (no other method was deemed preferable) from the expected closing date of the merger through the date of the last expiring patent covering CR011.

  CuraGen Severance Obligations

        All of CuraGen's employees are eligible for severance payments upon termination of employment under certain circumstances, including following a merger. The merger agreement required Celldex to notify CuraGen of the identity of the employees to whom it intends to make offers of employment no less than 40 business days prior to closing. However, no employment terms were negotiated in advance of the signing of the merger agreement, and the merger is not conditioned on any such arrangements. On July 20, 2009, in accordance with Section 7.9(a) of the Merger Agreement, Celldex provided notice to CuraGen of its intent to make offers of employment to five of CuraGen's employees (none of whom were officers of CuraGen). CuraGen employees who do not receive offers of employment will be terminated upon the consummation of the merger. SFAS 141(R) requires severance obligations that are incurred by the acquiree for the benefit of the acquirer to be recognized as an expense in the post-combination period. Because the offer of employment was at the option of Celldex, Celldex has deemed the severance obligations to be at its benefit. This results in an increase to accumulated deficit and accrued liabilities in the unaudited pro forma condensed financial statements. Celldex has allocated estimated severance obligation of $4.1 million from total consideration transferred as an expense and accrued liability in the post-combination period. For purposes of preparing the unaudited pro forma condensed combined financial statements, Celldex has assumed that (i) all CuraGen employees that will not be offered employment will be terminated and (ii) no severance payouts will be made prior to the effective time of the merger.

  Convertible Subordinated Debt

        The $12.0 million represents the estimated fair value as of the pro forma date attributable to CuraGen's 4% convertible subordinated notes due February 15, 2011 ("CuraGen Debt") that Celldex will be assuming as part of the merger. For purposes of preparing the unaudited pro forma condensed combined financial statements, Celldex estimated the fair value of CuraGen Debt at $12.0 million, or 85.0% of the $14.1 million face value. The Company estimated the fair value of the CuraGen Debt by reviewing relevant market price data consistent with SFAS No. 157, Fair Value Measurements.

4.     PRO FORMA ADJUSTMENTS

(A)
To record the fair value of common stock and stock options issued and issuable in connection with the merger. Cash paid in lieu of fractional shares will be from existing cash balances and has not been reflected.

(B)
To adjust CuraGen's convertible subordinated debt to fair value as described above.

(C)
To eliminate the deferred financing costs related to CuraGen's convertible subordinated debt and to adjust amortization expense accordingly.

(D)
To record interest expense to accrete the fair value of CuraGen's convertible subordinated debt to its face value over the remaining term through maturity.

(E)
To record intangible assets to identifiable intangible assets as described above and to record amortization expense for the Amgen Amendment over its estimated useful life.

(F)
To eliminate CuraGen's historical stockholders' equity accounts.

(G)
To reflect the issuance of Celldex shares to CuraGen stockholders in connection with the merger. For purposes of preparing the pro forma condensed combined financial statements Celldex estimated a purchase price of $93,500,000 and the price of Celldex shares used in determining the purchase price of $7.60 per share based on the closing price for Celldex common stock on July 31, 2009.

(H)
The tax effect of the above pro forma adjustments was calculated at the statutory rate and was determined to be zero because of the availability of net operating loss (NOL) and R&D credit carry forwards. Utilization of the NOL and R&D credit carry forwards may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Code, as well as similar state provisions. It is expected that the combined company will continue to provide a full valuation allowance on its deferred tax assets.

(I)
Celldex estimates that the expenses incurred by Celldex on a stand alone basis for this transaction will be approximately $2.0 million, of which $1.0 million was incurred through the six months ended June 30, 2009 and $1.0 million will be reflected as an expense of Celldex in the period the expense is incurred. CuraGen estimates that the expenses incurred by CuraGen on a stand alone basis for this transaction will be approximately $3.4 million, of which $1.3 million was incurred through the six months ended June 30, 2009 and $2.1 million will be reflected as an expense of CuraGen in the period the expense is incurred. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction.

The estimate of combined future expenses of Celldex and CuraGen are reflected in the pro forma balance sheet as of June 30, 2009 as a reduction to cash of $3.1 million and a charge to accumulated deficit of $3.1 million. Because they will not have a continuing impact, the combined actual incurred transaction expenses for Celldex's and CuraGen's of $2.3 million during the six months ended June 30, 2009 have been eliminated and are not reflected in the unaudited pro forma condensed combined statement of operations.

  The Merger Agreement also provides for certain termination rights that may result in either Celldex or CuraGen paying a termination fee. The pro forma financial statements have been prepared under the assumption that the merger will be completed and reflect an estimate of those costs to be incurred by Celldex in connection with the merger. The pro forma financial statements do not reflect any potential termination fees that could be required if the merger was not completed.

(J)
To record the excess of consideration transferred over the fair value of assets acquired and liabilities assumed as goodwill.

(K)
To record the CuraGen severance obligation of $4.1 million as a Celldex post-combination expense and accrued liability as described above. In addition, to record $485,000 in the unaudited pro forma condensed combined statement of operations as a retention bonus payable on the one-year anniversary of the closing to the five employees anticipated to be offered employment.

5.     FORWARD-LOOKING STATEMENTS

        The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Celldex nor CuraGen undertake any obligation to update publicly or revise any forward-looking statements.

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  Exhibit 99.4